                 DESKTOP DATA, INC. AND SUBSIDIARIES         EXHIBIT 11.1
                  COMPUTATION OF EARNINGS PER SHARE
                             (UNAUDITED)



                                      Three Months Ended     Six Months Ended
                                           June 30,              June 30,
                                       1996       1995       1996       1995
                                       ----       ----       ----       ----
Net income                           $ 1,023     $  327     $ 1,863    $  603
Accretion of dividends on Series B
 redeemable preferred stock                -        (34)          -       (68)
                                     -------     ------     -------    ------
Net income available for
 common stockholders                 $ 1,023     $  293     $ 1,863    $  535
                                     =======     ======     =======    ======

Weighted average common shares
 outstanding                           8,565      2,647       8,545     2,673
Weighted average shares to reflect
 the conversion of Series A,
 Series C, and Series D preferred
 stock as of the beginning of
 the period                                -      3,847           -     3,847
Weighted average shares to be issued
 sufficient to generate proceeds for
 the payment of dividends on the
 Series A preferred stock payable
 upon the Initial Public Offering          -        169           -       191
Common stock options issued after
 July 1, 1994, pursuant to the
 treasury stock method                     -         50           -        50
Common stock equivalents outstanding,
 pursuant to the treasury stock
 method (1)                              274        158         242       161
                                     -------     ------     -------    ------

Weighted average number of common
 and common equivalent shares
 outstanding in 1996; Pro forma
 weighted average number of common
 and common equivalent shares
 outstanding in 1995                   8,839      6,871       8,787     6,922
                                     -------     ------     -------    ------

Net income per common and
 common equivalent share in 1996;
 Pro forma net income per common
 and common equivalent share in
 1995                                $  0.12     $ 0.04     $  0.21    $ 0.08
                                     =======     ======     =======    ======



(1) For 1995, includes common stock options issued after July 1, 1994, pursuant to the treasury stock method, in accordance with Securities and Exchange Commission Rules.

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